Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of the 9th day of March 2010, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D., residing at 44 Field Brook Road, Madison, Connecticut 06443 (the “Employee”). This Agreement amends and restates the Amended and Restated Employment Agreement between the Company and the Employee dated September 10, 2003, as amended (the “Prior Agreement”).

WHEREAS, the Company desires to continue to engage the services of the Employee and the Employee desires to continue to be employed by the Company.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Term of Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2010 (such period, as it may be extended, the “Employment Period”), unless sooner terminated in accordance with the provisions of Section 4. Thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least six months prior to the expiration of the applicable Employment Period, either party has notified the other party that the Agreement shall not so renew.

2. Title; Capacity. The Employee shall serve as Executive Vice President of Research & Chief Scientific Officer or in such other reasonably comparable position as the Board of Directors (the “Board”) may determine from time to time. The Employee shall be based at the Company’s headquarters in New Haven, Connecticut, or such place or places in the continental United States as the Board shall determine. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to the Employee by, the Board. The Board may also designate an officer of the Company to whom the Employee shall report.

The Employee hereby accepts such continued employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Employee. The Employee agrees to devote his or her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Employee, in periodic installments in accordance with the Company’s customary payroll practices, a monthly salary of $26,783.33 (annualizing to $321,400.00) commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board.

3.2 Bonus. The Employee shall be eligible to receive additional compensation each year based upon the Company’s performance and the Employee’s individual performance, as determined by the Board.

3.3 Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee’s position, tenure, salary, age, health and other qualifications make him or her eligible to participate. The Employee shall be entitled to paid time off (or “PTO,” including vacation, sick and personal time) in accordance with the Company’s policy.

3.4 Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his or her duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.5 Withholding. All salary, bonus and other compensation payable to the Employee shall be subject to applicable withholding taxes.

3.6 Effect of Corporate Transaction. In the event the Company consummates a Corporate Transaction, then an additional 25% of the original number of shares of common stock subject to stock option agreements shall immediately vest and become exercisable upon the date of the consummation of such transaction.

4. Termination of Employment Period. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period;

4.2 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Employee, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Employee, for Good Reason (as defined below);

4.4 Upon the death or disability (as defined below) of the Employee;

4.5 At the election of the Company, upon not less than fifteen (15) days’ prior written notice of termination; or

4.6 At the election of the Employee, upon not less than fifteen (15) days’ prior written notice of termination.

5. Effect of Termination.

5.1 At-Will Employment. If the Employment Period expires pursuant to Section 1 hereof, then, unless the Company notifies the Employee to the contrary, the Employee shall continue his or her employment on an at-will basis following the expiration of the Employment Period. Such at-will employment relationship may be terminated by either party at any time and shall not be governed by the terms of this Agreement (except for Section 6 hereof).

5.2 Payments Upon Termination.

(a) In the event the Employee’s employment is terminated pursuant to Section 4.1, Section 4.2, Section 4.4 or Section 4.6, the Company shall pay to the Employee the compensation and benefits otherwise payable to him or her under Sections 3.1 and 3.3 through the last day of his or her actual employment by the Company.

(b) In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5 and subject to compliance with Sections 5.5 and 7, the Company shall pay to the Employee his or her salary as in effect on the date of termination in accordance with the Company’s customary payroll practices, until the earlier of (i) the date that is six months after the date of termination or (ii) the date upon which the Employee commences full-time employment with another Company.

5.3 Survival. The provisions of Sections 6, 8 and 10 shall survive the termination of this Agreement.

5.4 Effect of Termination on Equity. In the event, within 12 months following a Corporate Transaction, the Employee’s employment with the Company is terminated by the Employee pursuant to Section 4.3 or by the Company (or the acquiring entity) pursuant to section 4.5, then all shares subject to outstanding options shall immediately vest and become exercisable upon the date of the Employee’s termination.

5.5 Release. The payment to the Employee of the amount payable under Section 5.2(b) shall be contingent upon the Employee’s entering, within 60 days following the termination of employment, into a binding separation agreement and release provided by the Company with respect to all releasable claims (other than with respect to the severance payments provided in this Agreement and other agreements that are expressly carved out of the release). Subject to Section 7, payments under Section 5.2(b) will commence in the first payroll beginning after the release becomes binding, provided that if the 60 day period ends in the calendar year following the year in which employment ends, the payments will begin no earlier than the first business day of that subsequent year.

6. Termination Obligations.

6.1 Return of Company’s Property. Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee’s employment, belong to Company and shall be promptly returned to Company upon termination of Employee’s employment. Following termination, Employee will not retain any written or other tangible material containing any proprietary information of information pertaining to the Company’s proprietary information.

6.2 Cooperation in Pending Work. Following any termination of Employee’s employment, Employee shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. Employee shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to Employee’s acts or omissions while employed by the Company.

7. Payments Subject to Section 409A.

7.1 Subject to this Section 7, any severance payments or benefits under this Agreement shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the date of the Employee’s termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement:

(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Employee’s “separation from service” from the Company, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of the Employee’s “separation from service” from the Company, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(1) Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(2) Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7.1(c)(1) above and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Company shall be paid during the ten day period following the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

7.2 The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 7.2, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

7.3 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

7.4 Employee expressly acknowledges and agrees that the Company is not making any representations or warranties to him or her and shall have no liability to him/her or any other person with respect to payments made under this Agreement if any provisions of or payments under the Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

8. Non-Competition and Non-Solicitation Agreement. The Employee affirms the continued effect of the Amended and Restated Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A.

9. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

9.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has failed to substantially perform his or her reasonably assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony or (c) breach by the Employee of any material provision of this Agreement, any invention and non-disclosure agreement, non-competition and non-solicitation agreement or other agreement with the Company, which breach is not cured within thirty days written notice thereof.

9.2 “Corporate Transaction” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), provided that, where applied under Section 5.4 to equity compensation subject to Section 409A, any acceleration of payment shall only apply if the Corporate Transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

9.3 “Disability” shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, provided that if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

9.4 “Good Reason” shall exist upon (i) mutual written agreement by the Employee and the Board of Directors of the Company that Good Reason exists; (ii) the Employee being required by the Company to relocate such that such Employee’s daily commute shall exceed 60 miles without the written consent of the Employee; (iii) any material breach by the Company or any successor thereto of any agreement to which the Employee and the Company are parties, which breach is not cured within thirty days of written notice thereof; or (iv) demotion of the Employee to a position with responsibilities substantially less than such Employee’s current position without the prior consent of the Employee; provided, however, that nothing shall require the Employee to hold the same title or same functional role within an entity resulting from a Corporate Transaction so long as the Employee’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute Good Reason unless (x) the Employee gives the Company a written notice of employment termination (no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the Employee has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice of termination.

10. Miscellaneous.

10.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral, including the Prior Agreement. The parties hereby agree that as of the date hereof, the Prior Agreement is of no further force or effect and the Company shall have no obligations to the Employee under such Prior Agreement. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

10.2 Notices. Any notices delivered under this Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 10.2.

10.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee and approved by a majority of the members of the Board of Directors of the Company.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.

10.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

10.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

10.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

10.10 Employee’s Acknowledgments. The Employee acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Employee’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Employee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael Kishbauch
	Name:	Michael Kishbauch
	Title:	Chief Executive Officer

EMPLOYEE:

/s/ Milind S. Deshpande
Milind S. Deshpande, Ph.D.

SUPPLEMENTAL SEVERANCE AGREEMENT

THIS SUPPLEMENTAL SEVERANCE AGREEMENT (the “Agreement”), effective as of the 9th day of March 2010, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D., residing at 44 Field Brook Road, Madison, Connecticut 06443 (the “Employee”).

WHEREAS, the Company desires to provide additional assurance of protection in the event of a termination of employment for the reasons specified below.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

11. Term of Supplement. The Company hereby agrees to provide eligibility for this Agreement for the period commencing on the date hereof (the “Commencement Date”) and ending on December 31, 2010 (such period, as it may be extended, the “Severance Protection Period”). Thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least six months prior to the expiration of the applicable Severance Protection Period, either party has notified the other party that the Agreement shall not so renew.

12. Supplemental Severance.

12.1 Payments Upon Termination. If the Company terminates the Employee’s employment without Cause (other than as a result of Disability) or the Employee resigns for Good Reason (as defined herein), the Company shall pay to the Employee his or her salary as in effect on the date of termination in accordance with the Company’s customary payroll practices, until the earlier of (i) the date that is six months after the date of termination or (ii) the date upon which the Employee commences full-time employment with another Company. If and to the extent that the Employee qualifies for payment under this Agreement, the forgoing payments shall supplement, and not replace, any severance provided under any then applicable employment agreement (the “Employment Agreement”) or other individual agreement between the Company and the Employee. The parties intend that this Agreement be treated as an arrangement separate from the Employment Agreement except as specifically referenced below. Cessation of employment for any reason not specified in this Section 2.1 shall not entitle the Employee to any payments under this Agreement.

12.2 Release. The payment to the Employee of the amount payable under Section 2.1 shall be contingent upon the Employee’s complying with the release requirements and applicable timing under Section 5.5 of the Employment Agreement (as in effect on the date this Agreement is executed).

13. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

13.1 “Cause” and “Disability” shall have the meanings provided in the Employment Agreement.

13.2 “Good Reason” shall exist upon (i) a material diminution in the Employee’s base compensation; (ii) a requirement that the Employee’s principal place of providing services to the Company change by more than 30 miles, other than in a direction that reduces the Employee’s daily commuting distance; (iii) any material breach by the Company or any successor thereto of the Employment Agreement; or (iv) a material diminution in the Employee’s authority, duties, or responsibilities, provided, however, that nothing shall require the Employee to hold the same title or same functional role within an entity resulting from a Corporate Transaction (as defined in the Employment Agreement) so long as the Employee’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Employee gives the Company a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Employee has not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice of termination, and (z) the resignation becomes effective not more than 60 days following the date of notice.

14. Miscellaneous.

14.1 Entire Agreement; Modification. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

14.2 Incorporation by Reference. The provisions of Section 7 and Sections 10.2 through 10.10 in the Employment Agreement (as in effect on the date of this Agreement) are incorporated by reference herein as though referring to this Agreement.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael Kishbauch

	Name:	Michael Kishbauch
	Title:	Chief Executive Officer

EMPLOYEE:

/s/ Milind S. Deshpande
Milind S. Deshpande, Ph.D.

SUPPLEMENTAL TERMS OF COMPENSATION

THIS SUPPLEMENTAL AGREEMENT (the “Agreement”), effective as of April 5, 2011, is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Milind S. Deshpande, Ph.D. (the “Employee”).

WHEREAS, the Company desires to revise certain terms applicable to the Employee’s compensation in the event of a termination of employment under the Second Amended and Restated Employment Agreement with the Employee (the “Employment Agreement”) and the Supplemental Severance Agreement with the Employee (the “Supplemental Severance Agreement”), each dated as of March 9, 2010.

NOW, THEREFORE, in consideration of the employment or continued employment of the Employee, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

15. Certain Severance Benefits. In the event of a termination or resignation subject to Section 5.2(b) of the Employment Agreement or Section 12.1 of the Supplemental Severance Agreement (with no duplication of benefits):

(a) the Company hereby agrees that if the Employee is eligible for and elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the 12th month after his or her employment ends or (ii) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply,

(b) if the termination or resignation is within 12 months following the Corporate Transaction Date (as defined herein), the Company shall make a payment to the Employee equal to the annual target bonus payment, if any, paid (or earned, if not yet paid) to the Employee for the current fiscal year which includes the date of termination, with payment made as provided in and subject to Section 5.5 and Section 7 of the Employment Agreement,

(c) if the termination or resignation is not within 12 months following the Corporate Transaction Date, then the Company shall make a payment to the Employee equal to the pro rata portion of the bonus payment, if any, paid (or earned, if not yet paid) to the Employee for the most recent fiscal year ended prior to the Date of Termination, with such pro rata amount equal to the product of the amount of such prior bonus payment multiplied by a fraction, (1) the numerator of which is the number of days in the current fiscal year prior to the date of termination and the (2) denominator of which is 365,

(d) the Company and the Employee agree that Section 5.2(b) of the Employment Agreement is hereby amended to read “In the event the Employee’s employment is terminated by the Employee pursuant to Section 4.3 or by the Company pursuant to Section 4.5 and subject to compliance with Sections 5.5 and 7, the Company shall pay to the Employee his or her salary as in effect on the date of termination in accordance with the Company’s customary payroll practices, until the earlier of (1) the date that is six months after the date of termination or (2) the date upon with the Employee commences full-time employment with another company, provided that clause (2) shall not apply if the termination or resignation is within 12 months following the “Corporate Transaction Date” (as defined in the Supplemental Terms of Compensation entered into between the Company and the Employee as of April 5, 2011).”

(e) the Company and the Employee agree that the first sentence of Section 2.1 of the Supplemental Severance Agreement is hereby amended to read “If the Company terminates the Employee’s employment without Cause (other than as a result of Disability) or the Employee resigns for Good Reason (as defined herein), the Company shall pay to the Employee his or her salary as in effect on the date of termination in accordance with the Company’s customary payroll practices, until the earlier of (1) the date that is six months after the date of termination or (2) the date upon which the Employee commences full-time employment with another company, provided that clause (2) shall not apply if the termination or resignation is within 12 months following the Corporate Transaction Date.”

16. Stock Acceleration Benefits to Employee.

The Company agrees to the following provision with respect to a “Corporate Transaction” as defined in the Employment Agreement and with any other terms not defined in this Section 2 having the definitions provided by the Employment Agreement.

16.1 Automatic Stock Acceleration in Connection with a Corporate Transaction. If the Corporate Transaction Date occurs during the Employment Period, then, effective upon the Corporate Transaction Date, (a) the vesting schedule of each outstanding option to purchase shares of Common Stock of the Company held by the Employee shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 25% of the original number of shares of Common Stock subject to the option immediately prior to such Corporate Transaction; the remaining unvested shares shall continue to become vested in accordance with the original vesting schedule set forth in the applicable option agreement; and (b) unvested shares, or units, if any, with respect to each restricted stock award held by the Employee immediately following the Corporate Transaction shall be vested such that the number of unvested shares or units shall be reduced by 25% of the original number of shares or units subject to such restricted stock award; the remaining unvested shares or units shall continue to vest in accordance with the original schedule set forth in the applicable restricted stock agreement; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A” of the “Code”). This Section 2.1 replaces Section 3.6 of the Employment Agreement.

16.2 Stock Acceleration in Connection with Termination Without Cause or For Good Reason Following a Corporate Transaction. If, within 12 months following a Corporate Transaction Date, the Employee’s employment with the Company is terminated by the Company

(other than for Cause, Disability or death) or by the Employee for Good Reason, then (a) each outstanding option to purchase shares of Common Stock of the Company held by the Employee shall become immediately exercisable in full; and (b) each restricted stock award held by the Employee shall be deemed to be fully vested, and, to the extent applicable, will no longer be subject to a right of repurchase by the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A of the Code. For purposes of Section 2.2 and 2.3 of this Agreement, the Employee may resign for “Good Reason” as provided in either Section 9.4 of the Employment Agreement or Section 13.2 of the Supplemental Agreement. This Section 2.2 replaces Section 5.4 of the Employment Agreement.

16.3 Stock Acceleration in Connection with Termination Without Cause or For Good Reason Absent a Corporate Transaction. If the Employee’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Employee for Good Reason absent a Corporate Transaction, then the provisions of Section 2.1 above shall apply as though the date of termination were a Corporate Transaction Date.

16.4 “Corporate Transaction Date” means the first date during the Employment Period on which a Corporate Transaction occurs. Anything in this Agreement, the Employment Agreement, or the Supplemental Agreement to the contrary notwithstanding, if (a) a Corporate Transaction occurs, (b) the Employee’s employment with the Company is terminated within 60 days prior to the date on which the Corporate Transaction occurs, and (c) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Corporate Transaction or (ii) otherwise arose in connection with or in anticipation of a Corporate Transaction, then the “Corporate Transaction Date” shall mean the date immediately prior to the date of such termination of employment. Where applicable, the Company shall take such steps as are reasonably practicable as of the termination date to preserve the availability of equity compensation that may expire (other than by reaching the full term of an option) during the 60 day period (by vesting and freezing the equity) pending the occurrence of the Corporate Transaction.

17. 280G.

17.1 Notwithstanding any other provision of this Agreement, the Employment Agreement, or the Supplemental Agreement, except as set forth in Section 3.2 of this Agreement, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Employee a portion of any “Contingent Compensation Payments” (as defined below) that the Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for the Employee. For purposes of this Section 3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

17.2 Notwithstanding the provisions of 3.1, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Employee if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 3.2 shall be referred to as a “Section 3.2 Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

17.3 For purposes of this Section 3 the following terms shall have the following respective meanings:

(a) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(b) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(c) Any payments or other benefits otherwise due to the Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 3.3(c). Within 30 days after each date on which the Employee first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Employee (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 3.2 Override is applicable. Within 30 days after delivery of such notice to the Employee, the Employee shall deliver a response to the Company (the “Employee Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 3.2 Override is applicable. In the event that the Employee fails to deliver an Employee Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 3, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Employee states in the Employee Response that he or she agrees with the Company’s determination, the Company shall make the Potential Payments to the Employee within three business days following delivery to the Company of the Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Employee states in the Employee Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Employee Response, the Employee and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Employee Response, make to the Employee those Potential Payments as to which there is no dispute between the Company and the Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 3.1 and (b) hereof, the amount of any payments to be made to the Employee following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(d) The provisions of this Section 3 are intended to apply to any and all payments or benefits available to the Employee under this Agreement or any other agreement or plan of the Company under which the Employee receives Contingent Compensation Payments.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Michael Kishbauch
Name: Michael Kishbauch
Title: Chief Executive Officer

EMPLOYEE:

/s/ Milind Deshpande
Milind S. Deshpande, Ph.D.

Exhibit A

NONCOMPETITION AGREEMENT

Deshpande	Milind	S.

Employee’s Last Name	First Name	Middle Initial

I, the undersigned, recognize that in my position with the Company I will be performing a highly responsible role in a very competitive industry. Because of the injury that might accrue to the Company through my association with a competitor of the Company, combined with my privileged access to the Company’s proprietary information, I understand that it is important that the Company protect itself. I, further, recognize that execution of this Agreement is an express condition of my employment.

In consideration of my employment, continued employment, promotion or increase in compensation by the Company, I hereby agree as follows:

1. Definition. For the purposes of this Agreement, the “Company” means and includes Achillion Pharmaceuticals, Inc. and all of its existing, past or future parents, subsidiaries and affiliates.

2. Best Efforts; Reasonableness of Restrictions.

(a) During the period of my employment with the Company, I shall devote my full time and best efforts to the business of the Company and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the approval of a majority of the disinterested members of the Company’s Board of Directors.

(b) I acknowledge and agree that (i) by virtue of my acquiring knowledge of the Company’s valuable trade secrets and confidential information concerning the names, specialized needs, concerns, and characteristics of the Company’s customers and other aspects of the Company’s sales, marketing, pricing, and promotional activities learned or developed in the course of my employment at the Company, and (ii) in recognition of the worldwide market for the Company’s services and technology, the restrictions contained in Sections 3 and 4 hereof are reasonable in all respects to protect the Company’s investment in my training and development, to protect the Company from unfair competition, and to protect the good will and other business interests of the Company.

3. Covenant Not to Compete.

(a) I shall not during my employment with the Company and for a period of one year thereafter directly or indirectly enter into, participate in or engage in a business or the solicitation of any business which is, directly or indirectly, in competition or proposes to be in competition with the business of the Company (which as of the date hereof is the discovery, development and commercialization of small molecule drugs that combat resistance in infectious diseases, particularly those caused by hepatitis B virus, hepatitis C virus or HIV, including research and development relating to zinc finger drug development technology and elvucitabine, as an individual on my own account, as a stockholder, principal, partner or joint venturer, as the owner of an interest in, or as a director or officer of, any business or entity, as an employee, agent, salesman, contractor or consultant of any person, business or entity, or otherwise, except that nothing contained herein will preclude me from purchasing or owning securities of any such business or entity if such securities are publicly traded and my holdings thereof do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business or entity. Notwithstanding the foregoing and any other provision of this Agreement, Employee will not be restrained following his employment with the Company from participating in or engaging in a business or the solicitation of any business as an individual, employee, consultant, stockholder, principal, partner or joint venturer, owner, director, officer of any business or entity so long as employee does not participate or engage in activities related to discovery, development and commercialization of small molecule drugs that combat resistance in infectious diseases, particularly those caused by hepatitis B virus, hepatitis C virus or HIV, including research and development relating to zinc finger drug development technology and elvucitabine.

(b) I will not, at any time during or after the termination of my employment with the Company, interfere or attempt to interfere with, the relationship of the Company with any person or entity which at any time during my employment with the Company was an employee, licensee, sales agent or sales representative (or employee thereof), or customer, potential customer or vendor of, or supplier or licensor to, or in the habit of dealing with, the Company, as an individual on my own account, as a partner or joint venturer, as the owner of an interest in, or as a director or officer of, any entity, as an employee, agent, salesman, contractor or consultant of any person or entity, or otherwise.

4. Covenant Not to Solicit.

(a) I will not during my employment with the Company and for a period of one year thereafter solicit, divert or appropriate, or attempt to solicit, divert or appropriate, the business of any customer or potential customer of the Company as an individual on my own account, as a stockholder, principal, partner or joint venturer, as the owner of an interest in, or as a director or officer of, any entity, as an employee, agent, salesman, contractor or consultant of any person or entity, or otherwise.

(b) I will not during my employment with the Company and for a period of one year thereafter employ or in any manner solicit, induce or attempt to solicit or induce any employee, consultant, licensee, sales agent or sales representative (or any employee thereof) of, or any vendor, supplier or licensor to, the Company, or any such person and/or entity whose employment or association with the Company has terminated within six (6) months prior to or after my termination with the Company, to leave the Company’s employ, terminate his or its association with the Company, or otherwise interfere with the relationship of the Company with any such person or entity, whether for my own account or the account or the account of any other person or entity.

5. Severability and Interpretation. I agree that each provision, subpart and clause herein shall be treated as separate and independent clauses. In the event that any provision, subpart and/or clause of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision, subpart and/or clause is held to be overbroad as written, such provision, subpart and/or clause shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

6. Waiver. The Company’s waiver or failure to enforce the terms of this Agreement or any similar agreement in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement. In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

7. Acquiescence in Injunction. I understand that if I violate any provision of this Agreement the Company will be irreparably harmful and will have no adequate remedy at law. The Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, this Agreement. I hereby agree that if I act in violation of any provision hereof, the number of days that I am in such violation will be added to the one year period specified in Sections 3 and 4 hereof.

8. No Conflicting Agreements: Disclosure to Future Employers. I represent and warrant that I have not previously assumed any obligations inconsistent with those of this Agreement. I further represent and warrant that I am in compliance with, and my employment by the Company will not result in any violation of, any obligations previously assumed by me to any third party with respect to non-competition. I have not entered into, and I will not enter into, any agreement either written or oral in conflict herewith. I will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in this Agreement to any business or enterprise which I may directly or indirectly own, manage, operate, finance, join, control or in which I may participate in the ownership, management, operation, financing, or control, or with which I may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

9. Governing Law. This Agreement and any disputes arising under or in connection with it shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such state. I hereby submit for the sole purpose of this Agreement and any dispute arising under or in connection with it to the jurisdiction of the courts located in the State of Connecticut and any courts of appeal therefrom, and hereby waive any objection (on the grounds of lack of jurisdiction or forum non conveniens or otherwise) to the exercise of such jurisdiction over me by any such courts.

10. Notice. Any notice which the Company is required or may desire to give to me shall be given to me by personal delivery or registered or certified mail, return receipt requested, addressed to me at the address of record with the Company, or at such other place as I may from time to time designate in writing. Any notice which I am required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the dates of mailing any such notice shall be deemed to be the date of delivery thereof.

11. Complete Agreement; Amendments: Prior Agreements: Employment-at-Will. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement supersedes any and all prior agreements between the Company and me with respect to the matters covered hereby; provided, however, that in the event of conflict between a provision of this Agreement and a provision of the Nondisclosure and Assignment of Inventions Agreement, dated as of the date hereof, by and between the Company and me, the provision most favorable to the Company shall govern. Nothing herein is intended to alter my at-will employment. The Company and I understand and agree that my employment at the Company is at-will and is not for any specified term and that either the Company or I may terminate the employment relationship with or without cause at any time, and that Sections 3 and 4 of this Agreement shall survive any such termination.

12. Miscellaneous. I agree that the provisions of this Agreement shall be binding on my heirs, assigns, executors, administrators and other legal representatives, and may be transferred by the Company to its successors and assigns. This Agreement supersedes all previous agreements, written or oral, relating to the above subject matter, except for the Nondisclosure and Assignment of Inventions Agreement between me and the Company, which shall remain in full force and effect in accordance with its respective terms.

13. Survival. This Agreement shall be effective as of the date entered below. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14. Assignment. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I will not assign this Agreement.

15. WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND I WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

The foregoing Noncompetition Agreement is hereby accepted and agreed to by the parties hereto.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Marios Fotiadis	/s/ Milind S. Deshpande
	Marios Fotiadis	Milind S. Deshpande
Chief Executive Officer

Date: 9/18/01		Date: 9/18/01